Exhibit (23.1)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Johnson Outdoors Inc. 2003 Non-Employee Director Stock Ownership Plan and to the incorporation by reference therein of our report dated November 14, 2003, except for Note 16, as to which the date is December 22, 2003, with respect to the 2003 and 2002 consolidated financial statements of Johnson Outdoors Inc. included in its Annual Report (Form 10-K) for the year ended October 3, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Milwaukee, Wisconsin
May 3, 2004